Exhibit 10.90

FTI Consulting
500 East Pratt Street
Suite 1400
Baltimore, MD 21202
Eric B. Miller	410.951.4827 telephone
Senior Vice President,	410.951.4878 fax
General Counsel	800.392.9806 toll free
eric.miller@fticonsulting.com
www.fticonsulting.com

Personal and confidential
Execution Version

August 1, 2008

Mr. Declan Kelly

270 Broadway, Apartment 17C

New York, New York 10007

Dear Declan:

Reference is made to your Employment Agreement with FD U.S. Communications Inc. (“FD US”) and FTI Consulting, Inc. (“FTI”) dated as of October 3, 2006 (the “Employment Agreement”), which sets forth the terms and conditions of your employment with FD US. This letter amends certain of the terms and conditions of the Employment Agreement. All of the terms and conditions of the Employment Agreement that are not amended herein will remain valid, binding and in full force and effect.

(1)	Section 3 of the Employment Agreement is amended to provide that effective on and as of August 1, 2008, you will serve as the Executive Vice President-Chief Integration Officer of FTI, the Chairman of FD-Americas and FD-Ireland, and the Chairman of the Executive Management Committee of FTI, and you will no longer serve as President and CEO of Financial Dynamics-USA. In your capacity as Executive Vice President-Chief Integration Officer of FTI, you will be an employee of FTI LLC (the payroll affiliate of FTI), and report to the CEO of FTI. You expressly waive any claim that the foregoing realignment of your positions, and the associated changes to the scope of your duties and responsibilities, constitutes a basis for termination of the Employment Agreement for “Good Reason” under Section 9(g) of the Employment Agreement, and you agree that discontinuation of your status as the Chairman of the Executive Management Committee of FTI will not constitute termination of the Employment Agreement for “Good Reason” under Section 9(g) of the Employment Agreement.

(2)

You will be eligible to receive a discretionary bonus award in 2008 under the FD-US bonus plan, with the amount to be determined in a manner consistent with past practice, and taking into account a 2007 bonus award in the amount of $300,000. In addition, in recognition of the additional duties and responsibilities you will be

Personal and Confidential

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expected to perform in your capacity as Executive Vice President-Chief Integration Officer, you will be eligible to receive an additional performance bonus award in 2008, in an amount up to $500,000, the award amount will be recommended by the CEO of FTI to the Compensation Committee of the FTI Board of Directors (the “Compensation Committee”), after a performance review with you. The actual bonus award, if any, will be determined by the Compensation Committee, consistent with its procedure for considering similar bonus awards for senior officers of FTI. You will not be entitled to participate in the FD-US bonus plan after the 2008 bonus award cycle.

(3)	In 2009, you will be designated as a participant in the Section 162(m) Incentive Compensation Plan maintained for a select group of senior officers of FTI. The CEO of FTI will work with you to develop a set of individual performance goals that will be proposed to the Compensation Committee, along with minimum, target and maximum bonus award amounts, the availability of which will be contingent on FTI achieving certain specified financial performance goals. and subject to the exercise of downward discretion by the Compensation Committee based on its assessment of your actual individual performance against the goals established. The CEO intends to propose a maximum bonus award in the range of $1.8 million for 2009. The Compensation Committee has the exclusive authority to approve the terms and conditions of the Section 162(m) Incentive Compensation Plan.

Subject to Compensation Committee approval, you will receive, in recognition of your promotion, and as an additional incentive for your continued service, a grant of: (a) 15,000 shares of restricted FTI common stock as follows: (1) 5,000 shares will vest in 1,000 share tranches on each of the first through fifth anniversary dates of the date of grant, and (2) 10,000 shares will vest in 2,000 share tranches subject to the following conditions: (i) 2,000 shares on the first anniversary date of the date of grant if FTI achieves target revenue of $1.2 billion in 2008 and target 2008 EPS of $2.40; (ii) 2,000 shares on the second anniversary date of the date of grant if FTI achieves target revenue of $1.5 billion in 2009 and target 2009 EPS of $2.90); (iii) 2,000 shares on the third anniversary date of the date of grant if FTI achieves target revenue of $1.8 billion in 2010 and target 2010 EPS of $3.45 ); (iv) 2,000 shares on the fourth anniversary date of the date of grant if FTI achieves target revenue of $2.1 billion in 2011 and target 2011 EPS of $4.15); and (v) 2,000 shares on the fifth anniversary date of the date of grant if FTI achieves target revenue of $2.5 billion and target 2012 EPS of $5.00 ), provided that target revenues and target EPS will be determined including the effect of any acquisitions of businesses or business segments completed in the relevant fiscal year. In the event of any sale or other disposition of any business or business segment of FTI in its entirety completed in the relevant fiscal year, (a) the target revenue and target EPS shall be reduced by an amount equal to the budgeted revenues and budgeted EPS the budgeted operating income would have produced for such business or business segment for the portion of the relevant fiscal year subsequent to the closing of such transaction and (b) the actual revenues and EPS for the relevant fiscal year shall be adjusted to disregard any gain or loss resulting from such transaction and reflected on FTI’s profit and loss statement. In the event of any sale or other disposition of a part of any business or

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business segment of FTI completed in the relevant fiscal year, (a) actual revenues and EPS for the relevant fiscal year shall be adjusted to include the minority interest of such business or business segment subsequent to the closing of the transaction and (b) actual revenues and EPS shall be adjusted to disregard any gain or loss resulting from such transaction and reflected on the Company’s profit and loss statement. In the fiscal years following such disposition, the target revenues and target EPS shall be reduced by the budgeted revenues and EPS of the disposed segment or part thereof in an amount reflected in FTI’s 2012 Strategic Plan approved by FTI’s Board of Directors; and provided further that in any year in which either the target revenue or the target EPS is achieved (but not both), 1,000 shares of the 2,000 share tranche shall vest (for the avoidance of doubt, failure to achieve one of the applicable target amounts in any year will result in the forfeiture of 1,000 shares of the applicable tranche of shares for such year and failure to achieve both of the applicable target amounts in any year will result in the forfeiture of the entire 2,000 share tranche for such year); and (b) 75,000 option shares (with an exercise price equal to the closing value of FTI common stock on the date of grant), with 15,000 options vesting on each of the first through fifth anniversary dates of the date of grant. The restricted stock and option awards described above will be subject to the execution of a restricted stock agreement and option agreement in standard form.

Kindly acknowledge your agreement to the foregoing terms by countersigning this letter and returning it to my attention. Our standard form of restricted stock agreement and option agreement will be issued for signature promptly after Compensation Committee consideration and approval of this amendment to the Employment Agreement, including the proposed equity grants, which we anticipate will occur at the meeting scheduled for July 31, 2008.

FTI Consulting, Inc.

By:	/S/ ERIC B. MILLER
Eric B. Miller, Executive Vice President and General Counsel

/S/ DECLAN KELLY
Declan Kelly